EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-18423, 333-88049 and 333-124774) on Form S-8 of our report dated June 18, 2019, which appears in this annual report on Form 11-K of the Kennametal Thrift Plus Plan for the year ended December 31, 2018.

/s/ Baker Tilly Virchow Krause, LLP
Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania
June 18, 2019